EXHIBIT 1(D)



                               SECURITY AGREEMENT


   THIS SECURITY AGREEMENT is dated March 30, 1996. FORWARD INDUSTRIES, INC., with the principal office (or residence address in the case of individuals) located at 275 HEMPSTEAD TURNPIKE, WEST HEMPSTEAD, NEW YORK 11552, jointly and severally ("Borrower(s)") hereby

            GRANTS A CONTINUING SECURITY INTEREST TO 1ST SOURCE BANK

a financial institution with principal offices located at 100 North Michigan Street, South Bend, Indiana 46601, its successors and assigns ("1st Source"), in and to:

all accounts, contract rights, general intangibles, instruments, chattel paper, invoices, contracts, claims, leases, agreements, books and records, policies or certificates of insurance, deposits, deposit accounts, documents, documents of title, and choses in action, whether now owned or existing or hereafter acquired or arising, and all inventory, whether now owned or existing or hereafter acquired or arising;

all equipment, machinery, motor vehicles, furniture and all other goods and personal property and interests in goods and personal property, and all fixtures, whether now owned or existing or hereafter acquired or arising; and

together with all additions, accessions and accessories to, substitutions for, and replacements, products and proceeds of, all of the foregoing, including, without limitation, proceeds of insurance (all called the "Collateral").

     This Security Agreement is given to secure payment and performance of all indebtedness and obligations of Borrower now or hereafter owing to 1st Source, including, but not limited to, future advances, obligations of Borrower under this Security Agreement and under all notes, mortgages, security agreements, assignments, leases, guaranties and any other agreements or documents heretofore or hereafter executed by Borrower including all interest, late charges, prepayment penalties and other amounts set forth in any such documents, whether such indebtedness or obligations be direct or indirect, absolute or contingent, primary or secondary, or related or unrelated to the Collateral or Borrower's financing thereof, and all partial or full extensions, renewals and modifications of the indebtedness and obligations (collectively called the "Indebtedness"). The Indebtedness includes but is not limited to the notes and guaranties indicated herein:

     NOTES            GUARANTIES

Date of Note   Original Principal Amount   Date of Guaranty    Name of Primary
                                                                   Obligor

MARCH 30, 1996       $350,000.00
MARCH 20, 1996       $750,000.00


     Borrower hereby authorizes 1st Source to execute and file any financing or fixture filing statements signed only by 1st Source as deemed advisable by 1st Source in the appropriate state or local offices on behalf of the Borrower in connection herewith.

    Borrower further represents, warrants, covenants and agrees as follows:

1. That all terms used in this Security Agreement that are defined in the Indiana Uniform Commercial Code shall have the meanings given to those terms in the Indiana Uniform Commercial Code; and










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    that in this Security Agreement, "Prime Rate" shall mean the Prime Rate as published in the The Wall Street Journal, and which is described as the
                     -----------------------
    base rate on corporate loans at large U.S. money center commercial banks, as such rate may vary from time to time, provided, if such base rate is expressed in a range in said publication, the higher rate of the Reported range will apply, and provided further, in the event The Wall Street
                                                         ---------------
    Journal ceases to publish a Prime Rate, 1st Source shall use a similar
    -------
    source to determine said Prime Rate, and provided further, the interest rate will be adjusted with each published change of the Prime Rate.

2. To perform and pay the Indebtedness, including interest, in accordance with the terms of the documents evidencing the Indebtedness.

3. That Borrower acquired the Collateral in the ordinary course of business and is the sole owner of the Collateral and has good and marketable title to the Collateral free and clear of all liens and encumbrances except liens and encumbrances granted to 1st Source and those liens and encumbrances set forth below:

    Permitted encumbrances:  NONE

    That Borrower will warrant and defend the Collateral against any person claiming an interest in the Collateral adverse to the interest of 1st Source; that the Collateral will be used solely for business purposes and uses; that if any portion of the Collateral is or is to be attached to real estate, a complete and accurate legal description of the real estate is set forth on Exhibit A attached hereto and incorporated herein, and that Borrower is the record owner of such real estate unless the name of the record owner is set forth on Exhibit A, and if Collateral is attached to the real estate prior to the perfection of the security interest granted hereby, Borrower,on demand of 1st Source, shall furnish 1st Source with a disclaimer, signed by all persons having an interest in the real estate, of any interest in the Collateral which is superior to 1st Source's interest; that Borrower will not remove any Collateral that is a fixture without the prior written consent of 1st Source; that the Collateral has not been moved into this state from another state in the past six months; that, except as set forth herein, the Collateral will be kept at the address of Borrower set out above, which, except as disclosed herein, is Borrower's chief executive office, mailing address and sole place of business (or residence address in the case of individuals); that Borrower has not changed the location of its chief executive office or principal place of business in the last six months; that Borrower will give immediate notice to 1st Source of any change in its name or the location of its chief executive office or places where it conducts business (or residence address in the case of individuals); that all records relating to Collateral will be kept at Borrower's chief executive office; and that Borrower will not move any Collateral from one state to another without giving 1st Source thirty days' prior written notice.

    Location of chief executive office (if different from that set forth in the first paragraph):
    Principal place of business (if other than chief executive office):
    Locations (other than chief executive office) where Borrower conducts business (indicate by check mark the locations at which Collateral will be kept):

    702 S. CHAPIN STREET, SOUTH BEND, INDIANA 46624
    2626 STATE ROAD 39, LAPORTE, INDIANA 46350

4. That all information concerning Borrower, the Collateral, and any guarantor of the Indebtedness furnished to 1st Source in connection with this transaction is true and correct in all material respects and no omission or misrepresentation of material fact renders said information misleading; that the execution, delivery, and performance of this Security Agreement by Borrower does not violate any law or requirement binding upon Borrower or require the approval of any third party; that this Security Agreement constitutes the valid and binding obligation of Borrower, enforceable in accordance with its terms; and that there are no pending or threatened proceedings or arbitrations before any court, agency, or other person or body which may adversely affect the Borrower or the Collateral.







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5.  If Borrower is a corporation or partnership, Borrower is duly organized, validly existing and in good standing and existence in the state where it was organized and in such states where it is required to be registered to do business; that Borrower has full power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Security Agreement; that the execution, delivery, and performance of this Security Agreement by Borrower have been duly authorized by appropriate corporate or partnership action and will not violate Borrower's articles of incorporation, by-laws, or partnership agreement, or require the approval of its shareholders; that Borrower, except as previously disclosed in writing to 1st Source by Borrower, does not transact business and has not transacted business in any name other than the name set forth in the first paragraph of this Security Agreement, and has not changed its legal name in the past six months; and that Borrower will not change its legal name or any trade name or assumed name without giving at least thirty days' prior written notice to 1st Source.

6. To do such reasonable acts and things and deliver or cause to be delivered such other papers as 1st Source may deem necessary to establish, protect or maintain a valid security interest in the Collateral to secure the Indebtedness, including without limitation, delivery of certificates of title with appropriate assignments or notations thereon; and that 1st Source, and any persons 1st Source permits, shall have the right to examine and inspect Collateral at reasonable times.

7. That Borrower will from time to time, as 1st Source requests, deliver to 1st Source in a form acceptable to 1st Source such schedules, certificates and reports relative to all or any of the Collateral and the items or amounts received by Borrower as proceeds of any of the Collateral, each signed by Borrower's duly authorized officer. Borrower shall at all times allow 1st Source and any persons 1st Source permits to examine, inspect or make abstracts from the Borrower's books and records and to verify returned and repossessed goods, if any, and to arrange for verification of accounts, under reasonable procedures, directly with the account debtors or by other methods.

8. That Borrower may, in the ordinary course of business and until 1st Source notifies Borrower of the revocation of such power and authority respecting any inventory which constitutes Collateral, at its own expense, sell, lease or furnish under contracts of service, any of the inventory held by the Borrower for such purpose in the ordinary course of business (a sale in the ordinary course of business does not include a transfer in total or partial satisfaction of a debt), and use and consume, in the ordinary course of business, any raw materials, work in process or materials used or consumed in the ordinary course of business; that Borrower will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any Collateral including the taking of such action with respect to such collection as 1st Source may reasonably request; that Borrower may grant, in the ordinary course of business and until 1st Source notifies Borrower of the revocation of such power and authority respecting any accounts which constitute Collateral, to any account debtor, any rebate, refund or adjustment to which such account debtor may be lawfully entitled and may accept and in connection therewith, accept the return of goods the sale or lease of which shall have given rise to the obligation of the account debtor.

9. To pay, when due, all taxes, assessments, insurance premiums and other charges (all called the "Charges") relating to the Collateral before the same become delinquent and will deliver to 1st Source satisfactory evidence of payment.

10. To cause the Collateral to be insured at all times against loss or damage by fire, windstorm and such other hazards as 1st Source from time to time may require, in such amounts and with such insurers as are acceptable to 1st Source, and Borrower will cause all premiums on such insurance to be paid when due; that each insurance policy shall provide that loss shall be payable to 1st Source and shall be in form acceptable to 1st Source; that Borrower shall, promptly upon 1st Source's request, deliver to 1st Source copies of all insurance policies or other evidence of insurance as is acceptable to 1st Source; that each such policy shall provide that at least twenty (20) days' prior written notice of any modification or cancellation shall be given to 1st


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    Source by the insurer; that each renewal of each such policy shall be delivered to 1st Source at least fifteen (15) days prior to its expiration; and that upon transfer of the Collateral in full satisfaction of the Indebtedness, all right, title and interest of Borrower in and to any insurance policies then in force, including the right to any premium refund thereon, shall vest in the purchaser or grantee.

    In the event of any loss of or damage to the Collateral, Borrower will give immediate notice to 1st Source and 1st Source shall have the right to make proof of such loss or damage, if Borrower does not promptly do so. All proceeds payable under any insurance policy, whether or not endorsed payable to 1st Source, shall be payable directly to 1st Source. 1st Source is authorized to settle, adjust, or compromise any claims for loss or damage under any such policy.

11. To maintain the Collateral which is inventory or goods in good condition and repair; to not commit or suffer any waste; and to comply with all laws and regulations of any authority applicable to the Collateral.

12. If Borrower defaults in any of its covenants in Sections 9, 10 or 11 above, 1st Source shall have the right to pay the Charges, procure and maintain insurance, or cause such other covenant to be performed, and all sums expended by 1st Source in connection therewith shall become part of the Indebtedness and a lien upon the Collateral, payable by Borrower to 1st Source upon demand, with interest per annum at three percent (3%) in excess of the Prime Rate. No such action by 1st Source shall be deemed to relieve Borrower from any default hereunder or impair any right or remedy of 1st Source, and the right of 1st Source to take such action shall be optional and not obligatory. Borrower's failure to pay the Charges when due, or to procure and maintain insurance, or to cause such other covenants to be performed, shall constitute waste and shall entitle 1st Source to the appointment by a court of competent jurisdiction of a receiver of the Collateral for the purpose of preventing such waste, which receiver, subject to the order of the court, may collect the rents, income and profits from the Collateral and exercise such control over the Collateral as the court shall order.

13. If all or any part of the Collateral is taken, whether temporarily or permanently, under power of eminent domain or by condemnation, the entire proceeds of the award or other payment in relief therefor shall be paid directly to 1st Source, which shall render any surplus, after payment in full of the Indebtedness and all expenses, including attorneys' fees, legal assistants' fees and all legal expenses, to Borrower.

14. Upon the occurrence of any of the following events of default by Borrower, the Indebtedness shall, at the option of 1st Source, become immediately due and payable without notice or demand:

    (a) Borrower defaults in the payment of all or part of any installment of interest, principal, or premium (if any) on the Indebtedness when the same shall become due (whether by acceleration or otherwise), or defaults in the payment of any other obligation to 1st Source whether now existing or hereafter incurred.

    (b) Borrower without the written consent of 1st Source, except as expressly allowed by this Security Agreement, sells, conveys, or transfers the Collateral, or any portion of the Collateral, or any interest in the Collateral, or any rents, income or profits from the Collateral, or creates or suffers to exist any lien or other encumbrance or any writ of attachment, garnishment, execution, or other legal process to be placed upon the Collateral, or any portion of the Collateral, or any interest in the Collateral, or any rents, income or profits from the Collateral, except in favor of 1st Source, or if any part of the Collateral shall be transferred by operation of law.










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     (c)  All or any material part of the Collateral is damaged or destroyed by fire or other casualty, regardless of insurance coverage therefor, or is taken by condemnation or power of eminent domain.

     (d) Borrower does not pay principal or interest on any other indebtedness for borrowed money when due.

     (e) Any representation or warranty made in any document, agreement, or instrument, or any amendment or supplement thereto, delivered to or for the benefit of 1st Source by any person relating to the Indebtedness, including without limitation this Security Agreement (the "Loan Documents") or otherwise in writing furnished in connection therewith shall be false or inaccurate in any material respect when made.

     (f) Any one or more of the covenants or agreements contained in any of the Loan Documents is violated, or any other default occurs under any of the Loan Documents.

     (g) Any judgments are rendered against Borrower or Borrower agrees to settle any claim asserted in any litigation or proceeding, except as covered by insurance.

     (h) Borrower or any guarantor of the obligations of Borrower to 1st Source dies, dissolves, becomes insolvent, makes an assignment for the benefit of creditors, applies to any court for the appointment of a trustee or receiver of any substantial part of its assets or commences any proceedings relating to itself under any bankruptcy, receivership, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction, or any application is filed or proceedings are commenced as described above against Borrower or any such guarantor or Borrower or any such guarantor indicates its approval, consent or acquiescence thereto, or an order is entered appointing such a trustee or receiver or adjudicating Borrower or any such guarantor as a bankrupt or an insolvent or approving the petition in any such proceedings and such order remains in effect for thirty (30) days.

     (i) Any order is entered in any proceedings against Borrower or any such guarantor to create a dissolution or split-up thereof and such order remains in effect for thirty (30) days.

     (j) Any enforcement action or other proceeding is commenced or threatened or notice is received by a Borrower in any way relating to the environment or discharges into the environment, or any claim is instituted against Borrower in the nature of toxic tort, fear of illness or other health related claim or claim relating to potentially responsible party status at any disposal, storage, recycling or reclamation site to which soils or other materials were taken during or after operations conducted on the property which constitutes Collateral, or any order in any way relating to the environment or discharges into the environment is entered against the Borrower or any of its property by any administrative agency or court.

     (k) There occurs any material change in the nature of Borrower's business as carried on as of the date of this Security Agreement or in the financial condition or prospects of Borrower, which change would have a material adverse effect on the position of 1st Source.

15. 1st Source shall have all rights and remedies provided for in this Security Agreement or otherwise permitted by law or in equity, including without limitation all of the rights and remedies of a secured party under the applicable Uniform Commercial Code statutes. In addition, without limiting the foregoing, upon the occurrence of an event of default defined above, 1st Source shall have the right, and is hereby authorized:

     (a) To the extent permitted by law, to act as a receiver or have a receiver appointed for 1st Source's benefit with such powers as the court shall confer, to collect and receive all rents,




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          income and profits,and other amounts that are due or shall hereafter become due under the terms of any leases, or other agreements, now or hereafter in effect, by which Borrower is, or shall be, leasing or selling the Collateral or any portion thereof or any interest therein, and to exercise any other right or remedy of Borrower under any such lease, or other agreement, provided, that 1st Source shall have no obligation to make any demand or inquiry as to the nature or sufficiency of any payment received, or to present or file any claim, or take any other action to collect or enforce the payment of any amounts to which 1st Source may become entitled hereunder, nor shall 1st Source be liable for any of the Borrower's obligations under any such lease or other agreement.

     (b) To cause the lien searches, tax histories, and federal tax lien and bankruptcy and judgment searches with respect to the Collateral to be certified to current date, or to procure new searches in case none was furnished to 1st Source, and all sums expended therefor shall be part of the Indebtedness and shall bear interest per annum at three percent (3%) in excess of the Prime Rate.

     (c) To take possession of the Collateral, and for that purpose 1st Source may, so far as the Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. 1st Source shall give to Borrower at least ten (10) days' prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Any such sale may be held or made on such terms as 1st Source deems advisable. 1st Source may purchase all or any part of the Collateral at any sale. 1st Source may at any time in its discretion transfer any property constituting Collateral into its own name or that of its nominee and receive the income thereon and hold the same as security hereunder or apply it pursuant to this Security Agreement. Insofar as Collateral shall consist of accounts, contract rights, general intangibles, instruments, chattel paper, invoices, contracts, claims, leases, agreements, insurance policies, choses in action or the like, 1st Source may demand, collect, receive, receipt for, sue for, settle, compromise, adjust, foreclose or realize upon Collateral as 1st Source may determine, and 1st Source may receive, open and dispose of mail addressed to the Borrower and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf of and in the name of the Borrower. Except as otherwise required by law, 1st Source shall have no duty as to the collection or protection of the Collateral, or any income therefrom, nor as to the preservation of rights against prior parties nor as to
          the preservation of any rights pertaining    thereto beyond the safe
          custody thereof. 1st Source may exercise its rights with respect to Collateral without resorting to or regard to other collateral or sources of payment or reimbursement for Indebtedness.

     Upon the occurrence of an event of default defined above, Borrower: will upon receipt of all checks, drafts, cash and other remittances in payment of accounts of Borrower deposit same in a special collateral account ("Collateral Account") maintained with 1st Source from which Borrower shall have no right to make withdrawals, and such proceeds shall be deposited in the form received except for the endorsement of the Borrower where required, which endorsement 1st Source is authorized to make on the Borrower's behalf and 1st Source may at its discretion apply monies held in the Collateral Account as set forth in Section 20 hereof or hold such monies as further security for Indebtedness (without waiving its rights to later apply the same as set forth in Section 20); will prior to the time of any deposit keep segregated any such checks, drafts, cash or other remittances in trust for the benefit of 1st Source until deposited in the Collateral Account with 1st Source; agrees that 1st Source may notify any account debtor to make payment directly to 1st Source of any amounts due or to become due and Borrower will upon request of 1st Source provide such notice to account debtors, and 1st Source may enforce the collection of any account or contract right by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for a period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby; will note the security interest of 1st




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     Source on all records relative to the Collateral including, without limitation, any invoice which evidences an account; will, whenever Borrower obtains possession (by return, repossession or otherwise) of any goods the sale or lease of which had given rise to any of the Collateral, segregate, label and hold such goods subject to the security interest of 1st Source and will at its own expense dispose of such goods in such manner as 1st Source from time to time may direct; will assemble the Collateral and make it available to 1st Source at a place acceptable to 1st Source which is convenient to 1st Source; and will pay to 1st Source on demand and without relief from valuation and appraisement laws any deficiency remaining after disposal of the Collateral, which deficiency shall be Indebtedness secured hereby.

16. 1st Source, at its option, may extend the time for the payment of the Indebtedness, or reduce the payment thereon, or accept a renewal note or notes therefor, without the consent of any endorser, guarantor or junior lien holder and without the consent of Borrower if Borrower has conveyed title to the Collateral; and any such extension, reduction or renewal shall not affect the The liens created by this Security Agreement or impair the security hereof in any manner, or release, discharge, or affect in any manner the liability of Borrower, or any endorser or guarantor, to 1st Source. Any part of the Collateral may be released by 1st Source without affecting the lien and security interest hereby granted as to the remainder, and the security of this Security Agreement shall not affect or be affected by any other security for the Indebtedness nor shall the taking of additional security release or impair the security hereof or the liability of Borrower, or any endorser or guarantor, for the Indebtedness.

17. Borrower waives any and all right to have the property and estates comprising the Collateral marshalled, and agrees that Collateral may be sold as an entirety or in parts or parcels.

18. Time is of the essence of this Security Agreement and all rights and remedies of 1st Source under this Security Agreement, whether or not exercisable only on default, shall be cumulative and in addition to those other rights provided by law and may be exercised from time to time, and no delay or omission by 1st Source in the exercise of any right or remedy shall waive that right or remedy, and no single or partial exercise of any right or remedy shall preclude other or further exercise of any right or remedy under this Security Agreement or the exercise of any other right or remedy. No waiver by 1st Source under this Security Agreement shall be effective unless in writing.

19. Borrower shall pay to 1st Source, on demand, any and all expenses, including attorneys' fees, legal assistants' fees and legal expenses, paid or incurred by 1st Source in collecting or attempting to collect the Indebtedness, or in protecting and enforcing the rights of and obligations to 1st Source under any provision of this Security Agreement, including, without limitation, taking any action in any bankruptcy, insolvency, or reorganization proceedings concerning Borrower, and all such expenses shall be part of the Indebtedness and shall bear interest per annum, from the date paid or incurred by 1st Source, at three percent (3%) in excess of the Prime Rate.

20. In the event of the payment to 1st Source, of any rents, income, profits, proceeds of insurance, condemnation or eminent domain awards, or from sale, lease, or other disposition of the Collateral, or otherwise coming to 1st Source under the provisions of this Security Agreement, 1st Source shall have the right to apply such payment in such amounts and proportions as 1st Source shall in its sole discretion determine, to the costs and expenses paid or incurred by 1st Source, including without limitation the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like, and reasonable attorneys' and legal assistants' fees and legal expenses, and to full or partial satisfaction of any or all of the Indebtedness, including any contingent or secondary obligations, whether or not the same shall then be due and payable by the primary obligor. In lieu of such application to the Indebtedness, 1st Source shall have the right, but not the obligation, to require all or part of the proceeds of insurance or condemnation or eminent domain award to be used to repair, restore or rebuild any part of the Collateral damaged or destroyed by reasons of the occurrence which gave rise to such payment.




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21.  All notices to Borrower and 1st Source shall be deemed given when mailed by first class mail, postage prepaid, to the respective addresses of Borrower and 1st Source (Attn: Commercial Loan Services) as shown above or such other address as is provided by such notice, or if and when delivered personally.

22. Any provisions of this Security Agreement prohibited or unenforceable under any applicable law shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement. All reference herein to this Security Agreement shall include all amendments and modifications of the same.

23. The person executing this Security Agreement on behalf of any Borrower hereby personally represents and warrants to 1st Source that he or she is authorized to do so and that this Security Agreement is fully enforceable against the Borrower. For breach of this warranty, such persons shall be liable to 1st Source for all losses, damages and costs of collection of the same, including but not limited to attorneys' and legal assistants' fees and legal expenses.

24. This Security Agreement shall inure to the benefit and bind 1st Source and Borrower, their successors, assigns, heirs, and personal representatives. The terms of this Security Agreement shall be interpreted, construed and governed by the laws of the State of Indiana.

25. DUE TO THE HIGH COST AND TIME INVOLVED IN COMMERCIAL LITIGATION BEFORE A JURY, BORROWER WAIVES ALL RIGHT TO A JURY TRIAL ON ALL ISSUES IN ANY ACTION OR PROCEEDING RELATED HERETO OR TO THE TRANSACTIONS EVIDENCED HEREBY OR TO ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND NO ATTEMPT SHALL BE MADE TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION OR PROCEEDING WITH ANY OTHER ACTION OR PROCEEDING IN WHICH THERE IS A TRIAL BY JURY OR IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

26.  Additional Provisions:  (attach separate sheets if necessary).

     IN WITNESS WHEREOF, Borrower(s) has executed this Security Agreement as of the day and year first above written.


                              BORROWER(S):  FORWARD INDUSTRIES, INC.



                              BY: s/ Michael Schiffman
                                  ----------------------------------------------

                              Its Executive Vice President
                                  ----------------------------------------------









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